December 6, 1999

WordCruncher Internet Technologies, Inc.
405 East 12450 South
Suite B
Draper, Utah  84020


         RE:      WORDCRUNCHER INTERNET TECHNOLOGIES, INC.
                  REGISTRATION STATEMENT ON FORM S-1
                  (REGISTRATION NO. 333-79357)


Gentlemen:

         We are acting as counsel to WordCruncher Internet Technologies, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement on Form S-1 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") on May 28, 1999. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of 2,689,447 common shares, par value $0.001 per share (the "Shares"), previously issued by the Company. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Registration Statement.

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Amended and Restated Articles of Incorporation of the Company; (ii) the By-laws of the Company as amended to date; (iii) certain resolutions and written consents of the Board of Directors of the Company relating to the issuance and registration of the Shares; (iv) the Registration Statement, and (v) such other documents as we have deemed necessary or appropriate as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

         Members of our firm are admitted to the practice of law in the State of Utah, and we express no opinion as to the laws of any other jurisdiction.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

         We hereby  consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                     Very truly yours,

                                                     PARSONS BEHLE & LATIMER